UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 31, 2005

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation )	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 31, 2005, Lexmark International, Inc. (the “Company”) approved the accelerated vesting of certain unvested “out-of-the-money” stock options with exercise prices equal to or greater than $80.00 per share. These options, which were previously awarded to its employees under the Company’s equity compensation plans, would have otherwise vested in the years 2006 through 2008. The acceleration of vesting was effective for approximately 2.4 million unvested options, or 39% of the Company’s total outstanding unvested options. Options held by nonemployee directors and executive officers were not included in the vesting acceleration.

The acceleration of these options eliminates future compensation expense the Company would otherwise recognize in its income statement with respect to these accelerated options upon the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS 123R”). SFAS 123R is being adopted by the Company beginning in the first quarter of 2006. As a result of the acceleration, the Company expects to reduce its pre-tax stock option compensation expense by approximately $25 million over the course of the original vesting periods.

This report contains forward-looking statements, including those relating to the estimated reduction in compensation expense required to be recognized under SFAS 123R and the accounting treatment for the acceleration. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including, without limitation, the possibility that subsequent pronouncements or interpretations of SFAS 123R may alter the accounting treatment of stock options, as well as other risks described in the Company’s most recent Forms 10-Q and 10-K filed with the Securities and Exchange Commission. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and the Company undertakes no obligation to update any such statements.

Item 8.01. Other Events.

On January 1, 2006, Frank T. Cary, a member of the Company’s Board of Directors since March 1991, passed away. He has always been a strong contributor to the Company’s Board as well as a source of guidance and expertise. He will be greatly missed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

January 4, 2006	By:	/s/ John W. Gamble, Jr.
John W. Gamble, Jr.
Executive Vice President and Chief Financial Officer